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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111713, as amended, 333-120414, 333-120415, 333-120416,
333-120417 and 333-120418) previously filed by Outdoor Channel Holdings, Inc. of our report, dated February 25, 2005, except for Note 16 as to which the date is May 9, 2005, on the consolidated financial statements of Outdoor Channel Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which report appears in this annual report on Form 10-K/A for the year ended December 31, 2004.

/s/ J. H. COHN LLP

San Diego, CA
May 10, 2005


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